Consent of Independent Registered Public Accounting Firm
The Board of Directors
Selected American Shares, Inc. and Selected International Fund, Inc.:
We consent to the use of our report dated February 17, 2023, with respect to the financial statements and financial highlights of Selected American Shares, Inc. and Selected International Fund, Inc., as of December 31, 2022, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Third-Parties Receiving Portfolio Holdings Information” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
KPMG LLP
Minneapolis, Minnesota
April 28, 2023